EXHIBIT 10.2

MORTGAGE LOAN CONSULTING AGREEMENT

This Agreement is made effective as of October 1, 2015, by and between Texas Republic Capital Corporation (“Texas Republic”), a company organized under the laws of the State of Texas, and First Trinity Financial Corporation (“First Trinity”), a company organized under the laws of the State of Oklahoma.

WHEREAS, First Trinity will submit residential mortgage loans with interest rates on or above five and one half (5.5) percent to Texas Republic for purchase consideration.

The Parties agree as follows:

1.
DESCRIPTION OF SERVICES:  Beginning on October 1, 2015, First Trinity will provide the following services (collectively, the “Services”):  First Trinity will submit residential mortgage loans for potential purchase to Texas Republic.  First Trinity will review each loan individually before submission to Texas Republic but Texas Republic will need to complete its own due diligence.  Only loans with an eighty (80) percent loan-to-value will be presented for potential purchase.

2.
REPURCHASE AGREEMENT:  Loans presented for bid will be eligible for repurchase in accordance with the terms of the Mortgage Loan Repurchase Agreement.  The Mortgage Loan Repurchase Agreement is attached as Exhibit “A”.

3.	TERMINATION: This Agreement may be terminated by either party for any reason upon sixty (60) days written notice.

4.
PAYMENT:  Both parties understand and agree First Trinity will be compensated for providing loans for potential purchase to Texas Republic.  The compensation shall be the difference between what First Trinity can secure the loan at and the bid by Texas Republic.  In the event the loans presented are not purchased First Trinity will waive all fees.

5.	RELATIONSHIP OF PARTIES: It is understood by the parties that First Trinity is an independent contractor with respect to Texas Republic.

6.	EMPLOYEES: First Trinity’s employees, if any, who perform services for Texas Republic under this Agreement shall also be bound by the provisions of this Agreement.

7.	ASSIGNMENT: No provision of this Agreement may be assigned to any other person, firm or corporation without the prior written consent of First Trinity and Texas Republic.

8.
INTELLECTUAL PROPERTY:  The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, “Intellectual Property”):

a.
Consultant’s Intellectual Property:  First Trinity will provide certain clients to sell mortgage loans to Texas Republic.  These clients will be identified as the sole and exclusive property of First Trinity.  Texas Republic agrees that these clients are the property of First Trinity and promise not to circumvent or otherwise overcome the property of First Trinity.  The terms of this provision shall survive the termination of this Agreement.

b.
Development of Intellectual Property:  Any improvements to Intellectual Property items identified herein, further inventions or improvements, and any new items of Intellectual Property discovered or developed by First Trinity or First Trinity’s employees during the term of this Agreement shall be the property of First Trinity.

9.
CONFIDENTIALITY:  Texas Republic recognizes that First Trinity has proprietary information which are valuable, special and unique assets of First Trinity and need to be protected from improper disclosure.  First Trinity and Texas Republic hereby acknowledge and agree that this Agreement shall be kept confidential and its contents will not be divulged to any party without the other party’s consent except to the extent that it is appropriate for First Trinity or Texas Republic to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies.

10.	CONFIDENTIALITY AFTER TERMINATION: The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

11.	NOTICES: All notices and other communications under this Agreement will be in writing and will be deemed to have been duly given if delivered or mailed first class, postage prepaid:

a.	If to First Trinity, to:	First Trinity Financial Corporation
7633 East 63rd Place, Suite 230
Tulsa, Oklahoma 74133
Attn: Jeffrey J. Wood

b.	If to Texas Republic, to:	Texas Republic Capital Corporation
115 Wild Basin Road, Suite 306
Austin, Texas 78746
Attn: Tim Miller

12.	AMENDMENT: This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13.
SEVERABILITY:  If a court holds that any provision of this Agreement is for any reason invalid, the provision must be enforced to the extent to which it is valid; the parties may enforce the remaining provisions of this Agreement as written, unless enforcement is in manifest violation of the present intention of the parties reflected in this Agreement.

14.
WAIVER:  Any waiver of any term of this Agreement is ineffective unless granted in writing signed by the party entitled to the performance of such term.  A waiver of any term of this Agreement by any party is not a waiver by such party of any other term under this Agreement nor will a waiver of any breach of a term, condition or obligation constitute a waiver of subsequent breach of the same term, condition or obligation or of any of its attendant rights.

15.
GOVERNING LAW:  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Oklahoma and shall be due and performable in Tulsa County, Oklahoma.

Agreed to and Accepted by:

First Trinity Financial Corporation	Texas Republic Capital Corporation

By: ____________________	By: ____________________
Name: Jeffrey J. Wood	Name: Tim Miller
Title: CFO, Secretary and Treasurer	Title: President & CEO